Exhibit 5.1


                                  June 4, 1998


Centigram Communications Corporation
91 East Tasman Drive
San Jose, CA  95134

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 8, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 355,000 shares of your Common Stock reserved for issuance under the 1997 Stock Option Plan and 100,000 shares of your Common Stock reserved for issuance under the 1991 Employee Stock Purchase Plan. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Agreement.

         It is our opinion that, when issued and sold in the manner referred to in the Agreement, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.


                                            Very truly yours,


                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation


                                            /s/ Wilson Sonsini Goodrich & Rosati